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                                                                     Exhibit 4.2




                           Dated 28th September 2000





          DIALOG SEMICONDUCTOR GMBH HEREINAFTER DESCRIBED AS "DIALOG"

                                      and

                    ESM LIMITED HEREWITH DESCRIBED AS "ESM"





                                SUPPLY AGREEMENT


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                                    CONTENTS


1   DEFINITIONS AND INTERPRETATION

2   TECHNICAL SUPPORT AND ASSOCIATED SERVICES

3   PRICING OF PRODUCTION WAFERS

4   ORDERING AND FORECASTING

5   GUARANTEE OF SUPPLY/ALLOCATION

6   WARRANTY

7   CONFIDENTIALITY

8   NON-PUBLICITY

9   PAYMENT TERMS

10  ENGINEERING LOTS REQUIREMENTS

11  QUALITY ASSURANCE/AUDITING

12  CHANGE NOTICES & ECN PROCEDURES

13  CONFORMITY WITH ORDER AND DELIVERY

14  DELAYS

15  CANCELLATIONS

16  CONTINUITY OF SUPPLY

17  OWNERSHIP OF TOOLING AND IPR

18  FORCE MAJEURE

19  PERIOD OF AGREEMENT

20  TERMINATION OF AGREEMENT

21  DUTIES ON TERMINATION

22  AMENDMENTS

23  ASSIGNMENT

24  APPLICABLE LAW

25  DISPUTES

26  NOTICES

27  THE ENTIRE AGREEMENT


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APPENDICES


1  Part I - WAFERS
   Part II - PRODUCTION WAFER PRICING
   Part III - HOT LOT PRICING

2  SPECIFICATIONS

3  WIP PRICE CALCULATION

4  LOANED EQUIPMENT AGREEMENT

5  CONSIGNED EQUIPMENT
   5.(i) CONSIGNED TEST EQUIPMENT
   5.(ii) CONSIGNED PRODUCTION EQUIPMENT


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
1    DEFINITIONS AND INTERPRETATION

a) In this Agreement the following words and expressions shall have the meanings set out below unless the context otherwise requires:

     "Agreement"         this agreement and the appendices hereto;

     "Designs"           all masks and designs, belonging to Dialog and relating
                         to the manufacture of Wafers and provided by Dialog to ESM to enable ESM to set up the Process and to manufacture the Wafers;

     "Die"               individual integrated circuits on each Wafer;

     "Forecast Period"   shall mean each calendar month during the term of this
                         Agreement;

     "Lot"               save where otherwise specified herein, a batch of
                         Wafers produced from   *    (it being recognised that
                           *   may not result in    *       * due to losses
                         incurred in the Process);

     "Fab" means any single wafer manufacturing clean room operated by ESM from time to time at Newport;

     *                   *

     "Orders" orders for the supply of Wafers placed by Dialog from time to time in accordance with the provisions of clause 4 and which are accepted by ESM;

     "Prices" the prices specified in Appendix I parts II, III as adjusted from time to time during the term of this Agreement in accordance with clause 3;

     "Process"           the process for the manufacture of Wafers and including
                         (but not limited to) the design configuration and operation of any equipment used in connection therewith;

     "Qualification"     the testing of the Process and Qualification Lots to
                         the relevant Specification and upon passing such tests
                         ("successful Qualification") the relevant Process and Wafers shall be referred to as "Qualified";

     "Qualification
     Date" means in relation to any Process (or any Die of a particular Design manufactured on that Process) the date on which Dialog confirms in writing to ESM (in accordance with the provisions of clause 2) that Qualification has been successfully completed and that the Process and/or Design is Qualified;

     "Qualification
     Lot" such Lot or Lots as shall be manufactured by ESM solely for the purposes of Qualification and whose prices and quantities shall be set out in Appendix 1 or, as the case may be, the Statement of Work as referred to in clause 2;

     "NRE Charge"        the sums payable by Dialog in respect of non-recurring
                         expenses to ESM in respect of the setting up and/or development of any Process or additional Design and as agreed between the parties in advance of ESM commencing set up of the relevant Process or additional Design and as set out in the Statement of Work as referred to in clause 2;

     "Specification"     in relation to those Wafers set out in Appendix 1 part
                         I, the specifications set out or referred to in Appendix 2. In relation to any other Wafers which the parties agree to add to Appendix 1 from time to time, the specification agreed by the parties in writing at that time, in each case as amended from time to time by the parties in writing in accordance with the provisions of clause 13;

     "Start" means a single raw silicon wafer introduced to the Commencement of the Process;

     "Target Yield"      means the target yield determined between the parties
                         on a design by design basis per test program version;

      *                  *

     "um"                means micron;

     "Wafer" integrated circuits in the form of silicon wafers manufactured by ESM pursuant to this Agreement and as referred to in Appendix 1 together with such other silicon wafers as the parties may agree and add to Appendix 1 from time to time;

b) words in the singular shall include the plural and vice versa; references to a gender shall include all genders; references to persons shall include natural persons, partnerships, companies and unincorporated associations; and references to a "party" or the "parties" shall mean a party or the parties to this Agreement;

c) headings are for convenience only and shall not affect the construction or interpretation of this Agreement; and references to clauses are to clauses of this Agreement.

2   TECHNICAL SUPPORT AND ASSOCIATED SERVICES

a) In relation to those Wafers and Die referred to in Appendix I part I at the date of this Agreement, the parties agree and acknowledge that Processes for manufacture of such Wafers are Qualified in accordance with written criteria agreed between Newport Wafer-Fab Limited and Dialog (which criteria are also agreed between the parties hereto):

b) In relation to any additional Wafers or Processes which the parties agree to include in Appendix I from time to time:

    i) Dialog shall, within an agreed timescale, provide to ESM the Designs free of charge in such form and detail as ESM shall reasonably require. Further, the parties shall agree the contents of a statement of work ("Statement of Work") detailing the process for development, set up and Qualification of the relevant Process together with details of the NRE Charge payable to ESM in relation to the same;

    ii) the parties shall co-operate and perform their respective responsibilities in the Statement of Work in relation to the relevant Process;

    iii) Dialog shall pay to ESM the NRE Charges in accordance with the timescales set out in the Statement of Work and subject to occurrence of the relevant milestone stages specified therein;

    iv) in the event that Dialog requires, prior to the relevant Process being Qualified, any works to be carried out in relation to the Wafers or Process in addition to the Statement of Work or shall require any Qualification Lots in excess of those set out in the Statement of Work, ESM shall be entitled to charge Dialog additional fees and expenses, such fees and expenses to be agreed prior to commencement of any work;

    v) Dialog shall promptly carry out Qualification testing within a reasonable period of time of receipt of the relevant Qualification Lot(s) and keep ESM promptly and fully informed as to the results of such Qualification. In the event that such testing demonstrates that the Qualification Lots comply with the Specification, Dialog shall promptly notify ESM of successful Qualification. Dialog shall not unreasonably withhold Qualified status. Dialog shall keep true and detailed records of any Qualification tests and shall permit ESM, its agents and representatives at all reasonable times to inspect and (subject to consent of Dialog not to be unreasonably withheld) take copies of or extracts from any such records in the possession, custody or control of Dialog. ESM shall (save for reimbursement of any NRE charges which have been paid to ESM in respect of the Qualification in question where failure to Qualify was due to ESM's failure to fulfil its obligations under the Statement of Work) not be liable to Dialog for failure to achieve Qualified Status and in the event that any Process or Wafer has not Qualified within 3 months of the date envisaged in the relevant Statement of Work, either party may elect to discontinue further work in relation to achieving Qualified Status of the relevant Process or Wafer.

     vi) Each party shall provide the other with technical support and assistance as the other may reasonably require to identify and correct any Qualification failure which becomes apparent during the Qualification tests. Further Dialog shall upon reasonable notice and at such times as the parties shall reasonably agree, be entitled to have an employee on site at ESM's premises in Newport during normal working hours who shall be entitled to observe the Processes in operation in the performance of this Agreement and to liaise with stiff of ESM in order to ensure maintained quality standards. Dialog shall replace such employee at ESM's request where ESM reasonably determines that there has been a breakdown in working relationship.

     vii) unless otherwise agreed in writing, no: Wafers shall be produced or supplied to Dialog prior to Qualification Date of the relevant Process and Design for use other than in connection with Qualification testing.

3    PRICING OF PRODUCTION WAFERS

a) In relation to Wafers of the type specified in Appendix I part I, the pricing is according to Appendix I parts II to III. In relation to Wafers added to Appendix I by agreement between the parties, the prices shall be as agreed between the parties at that time and Wafers shall not be added to Appendix I until the relevant price is agreed. The prices quoted from time to time in Appendix I are in U.S. currency and net of any and all taxes and duties, including but not limited to, custom duties, sales tax, value added tax, use tax, and excise tax. Dialog shall pay all applicable taxes (which may include one or more of the above taxes) in addition to the prices quoted in Appendix I. During * and * of each subsequent year, the parties shall re-negotiate in good faith the prices for the Wafers for the succeeding year commencing * and if no agreement can be reached with respect to the Wafer prices by * the prices applicable to the succeeding year shall be the existing price then in effect.


b)   *



c)   In relation to the  *   and  *   designs, the parties are presently
     collaborating regarding introduction of improvements to the * and * designs respectively, which are of a smaller Die size and therefore increase the number of gross Die per Wafer. It is intended that the parties will share the benefit of any gross die count achieved directly through such improvements.


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
    The following wafers price increases relative to Wafer prices would apply. Current process design rules (as defined in appendix 2) No Change

    *



d)  *



e)  *



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


4   ORDERING AND FORECASTING

a) At least five days prior to the 1st day of each Forecast Period Dialog will provide a rolling forecast ("the Forecast") of its delivery requirements for Wafers for the 12 months commencing on the first day of the said Forecast Period. Dialog will use all reasonable endeavours to ensure that its Wafer requirements are spread evenly throughout the year, though this cannot be guaranteed. The forecasting principle will be as follows:

    *


b) At the same time as issuing its first Forecast, Dialog shall place orders with ESM for the Wafers detailed in months 1 to 4 of such Forecast. Upon issuing each subsequent Forecast, Dialog shall place orders with ESM for the Wafers detailed in month 4 of such Forecast.

c) Orders placed by Dialog as referred to above shall be accepted by ESM within 3 working days of receipt (and shall then be binding) in so far as:

    i) they are within the scope of the most recent forecast for the fourth calendar month of such forecast; and

    ii) the total Guaranteed Capacity for Wafers to be delivered in any particular Forecast Period has not been exceeded.


d) Any orders placed by Dialog above the amounts specified in c)(i) and (ii) shall be subject to acceptance by ESM, which it may in its direction withhold. ESM shall communicate its acceptance or rejection of such orders within 5 working days of receipt. Orders accepted by ESM in accordance with this clause 4(d) shall be binding on the parties.

5   GUARANTEE OF SUPPLY/ALLOCATION

a) Subject to the remainder of clause 5 ESM agrees to provide Dialog with a guaranteed capacity ("GUARANTEED CAPACITY") as follows:

    *



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


    *

    The above capacity reservations are also conditional upon Dialog having complied with its obligations under Appendices 4 and 5 and upon ESM having successfully configured and installed the equipment as referred to in Appendices 4 and 5 within the timescale necessary to meet the aforementioned Guaranteed Capacity and such equipment operating (in conjunction with other ESM plant) in accordance with its specifications. In the event that the foregoing is not achieved due to unavailability of equipment or installation and consultancy services in relation to such consigned equipment, or failure or delay of the same to operate to specification within such timescales as aforesaid the parties shall meet and discuss in good faith how to remedy the situation and to agree what Guaranteed Capacity levels shall apply.

Further, ESM shall from the time Fab3 is fully equipped and operational and subject to agreement on price and specification for the relevant wafers provide a Guaranteed Capacity of * production capacity of Fab3 from time to time.

b) ESM agrees to use its reasonable endeavours to accelerate its increase in production capacity and efficiency in an effort to make available capacity of * per month prior to Apr 2001.

c) Without prejudice to clause 5(d) and 5(e), ESM shall in any Forecast Period be entitled to utilise the short fall between the Guaranteed Capacity for that period and the volume of Wafers ordered by Dialog during that period as ESM shall see fit including for the purpose of supplying Wafers to its other customers.

d) In relation to each of Fab 1 and Fab 3 in the event that in relation to any three consecutive Forecast Periods Dialog forecasts (in its latest forecast prior to commencement of the first of such Forecast Periods) that its aggregate required amounts for those periods for Wafers produced in the relevant Fab are less than the aggregate Guaranteed Capacity (as may have been previously adjusted in accordance with this clause 5) for the relevant Fab and periods then the Guaranteed Capacity for the relevant Fab per Forecast Period shall for the remainder of this Agreement (but subject to any further amendments pursuant to this clause 5(b) and/or 5(e)) be amended to equal the average amount of volumes and wafer type set out in Dialogs latest forecast for Wafers produced in the relevant Fab for each of those periods plus * of such average where such total amount is less than the Guaranteed Capacity for the relevant Fab (as may have been previously adjusted in accordance with this clause 5).



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


e) In relation to each of Fab 1 and Fab 3 in the event that in relation to any three consecutive Forecast Periods Dialog does not place Orders for the relevant Fab (which are binding under clauses 4(c) and/or 4(d) in aggregate equal to or in excess of * of the aggregate Guaranteed Capacity for the relevant Fab (as may have previously been adjusted in accordance with this clause 5) of those periods then without prejudice to any rights or remedies ESM may have, the Guaranteed Capacity for the relevant Fab per Forecast Period shall for the remainder of this Agreement (but subject to the remainder of this clause and to any further amendment pursuant to clause 5(d) and/or this clause 5(e)), unless the parties agree otherwise, reduce to equal the average plus * of the volumes and Wafer type for Wafers produced in the relevant Fab which were the subject of binding Orders placed by Dialog for delivery during the said three Forecast Periods where such total amount is less than the Guaranteed Capacity for the relevant Fab (as may have been previously adjusted in accordance with this clause 5).

    *

f) In the event that Guaranteed Capacity is reduced under clauses 5(d) or 5(e) ESM agrees that, on Dialog's request, it will discuss such reduction with Dialog and may, following such discussion agree to reinstate (in whole or part) the relevant Guaranteed Capacity

6   WARRANTY

a) ESM warrants all Wafers will comply with the relevant Specification for * from date of delivery (or such other longer period as may be agreed). Dialog will use all reasonable endeavours to report any failure to comply with Specification as soon as practicable and in any event within * of receipt of the relevant Wafers. Further where Dialog probe they will report the yield results to ESM within * of probing. If any Wafers do not during the said * period conform to the Specification or are not at the time of delivery, of new (ie manufactured within the previous 3 months) manufacture (hereinafter called a "Defect") then Dialog shall (without prejudice to any other right it may have under this Agreement) be entitled to exercise one of the following rights:-

    i) Require ESM to use its best efforts as necessary to replace the Wafers free of additional cost to Dialog and at ESM's risk; or

    ii) where the parties agree (agreement not to be unreasonably withheld) that Dialog cannot utilise or sell the Wafer in question or ESM no longer manufactures the Wafer in question, reject the Wafers in question in whole or in part and require ESM to credit Dialog with sums paid in respect of the same.

b)  The warranty in 6(a) is given by ESM subject to the following conditions:



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

     i) ESM shall be under no liability in respect of any defect in the Wafers arising from any drawing, design or specification (which shall include without limitation the Designs and the Specifications) provided by Dialog or as a result of Dialog's designs failing to comply with the design rules issued by ESM from time to time outlining relevant design parameters for its plant. Dialog undertaken to promptly notify ESM of any such failure to comply with the said design rules, in force at the time of each database release to mask manufacture.

    ii) ESM shall be under no liability in respect of any defect arising from fair wear and tear, wilful damage. Dialog's negligence, abnormal working conditions, improper or faulty handling and use, modification, misuse or alteration or repair of the Wafers by Dialog or its Agents or contractors.

c) Except as expressly set out in this clause 6 ESM does not give any warranty to Dialog or its customers with respect to the Wafers. All other warranties, terms or conditions, whether express or implied by statute or common law or trade usage or otherwise, including but not limited to any warranties terms or conditions as to the merchantability or satisfactory quality of, or the fitness for a particular purpose of, any of the Wafers are hereby excluded.

d) ESM's liability under or in connection with this Agreement, whether in contract or in tort or otherwise howsoever in respect of:

    i) death or personal injury caused by its own negligence or that of its employees, agents or sub-contractors shall not be limited;

    ii) damage to property caused by negligence of ESM or that of its employees, agents or subcontractors, shall not exceed, in any calendar year, an aggregate of pound sterling 2 million;

    iii) any other loss or damage shall not in relation to any Order, exceed the price paid by Dialog in respect of such Order.

7   CONFIDENTIALITY

a) Save for information described in clause 7(c)(i) to (iii) Dialog and ESM shall keep strictly confidential and not without the other party's prior consent in writing disclose to any third party, any document or information whether of commercial or technical nature furnished by the other party pursuant to this Agreement. The receiving party shall use the same only for the purpose of this Agreement.

b) "information" shall mean all documents, ideas, know-how and other information supplied by one party to the other (whether disclosed orally, in documentary or other material form, by demonstration or otherwise), which:

    i) in the case of any document is marked as being "Confidential", or "Proprietary", or by any other appropriate legend; and

    ii) in the case of information orally disclosed, is identified by the disclosing party at the time of disclosure as being disclosed in confidence and is confirmed in writing by the disclosing party after oral disclosure; and

    iii) relates to one party's business or processes and is obtained by employees of the other whilst present, on the first party's site.

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
     "the disclosing party" shall mean the party furnishing information, and

     "the recipient" shall mean the party receiving it, in the particular case.

c) All information furnished by the disclosing party shall be treated by the recipient as confidential, shall not be disclosed to others, except employees of the receiving party having a need-to-know, or used other than for purposes for which it was submitted without the disclosing party's prior written consent, except for any of the information which the recipient can show;

     i) is already known to the recipient at the date it was disclosed to it by the disclosing party and is or becomes free of restriction on the disclosure or use in question; or

     ii) is or becomes generally known or freely available to the public (except by reason of any breach by the recipient of its obligations hereunder); or

     iii) is disclosed to the recipient, free of restriction on the disclosure or use in question, by a third party who was entitled to make such unrestricted disclosure; or

     iv)  is independently developed by the recipient.

d) The recipient will take such precautions and make such arrangements as are reasonably necessary to protect the information received by it (and in any event no less than those the recipient would take and make to protect its own confidential information).

e) Upon expiration or termination of this Agreement, each party shall return to the other, if requested in writing, all written or descriptive matter, including, but not limited to drawings, blueprints, descriptions, or other papers or documents which contain any such valuable proprietary information of the other Party and shall retain no copies of same. The obligations of confidentiality shall survive termination of this agreement.

f) No licence to either party under patents, trademarks or copyrights is granted or implied by the disclosure of confidential information under this Agreement. However, ESM is hereby licensed to use the Designs for the purpose of manufacture and supply of Wafers to Dialog under the terms hereof.

8    NON-PUBLICITY

a) Neither party shall publish or otherwise disclose the terms of this Agreement (save in so far as may be required by law or may be necessary for the due performance of the Agreement) without the prior approval in writing of the other party. The foregoing shall not apply to the extent that such disclosure is required by the City Code on Takeovers and Mergers, London Stock Exchange Limited or any other stock exchange regulatory authority to which either party is or may become bound to comply, subject to the parties having previously consulted where practicable as to the timing, content and manner of such disclosure.


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


9   PAYMENT TERMS

a) Payments shall be made by Dialog to ESM within * days of the date of the invoice. A copy of the invoice will be faxed to Dialog on date of issue.

b) At ESM's option, to be exercised by not less than * days notice, payment shall, during such period as ESM shall elect, be made within * days of date of invoice or delivery of the relevant Wafers whichever is the later subject to Dialog receiving a * discount on the relevant invoices.


10  ENGINEERING LOTS REQUIREMENT

a) ESM will provide Dialog with engineering runs as required subject to a limit, at any one time,

    *

    Any further requests for engineering or multi-project Wafer runs will be subject to agreement of the parties, such agreement not to be unreasonably withheld having taken into account the production commitments of ESM to Dialog and its other customers.

    For the purposes of this clause 10:

    i) an engineering run shall be deemed to be any single Lot which has any Wafers held in or removed from the Process line part processed or has splits in processing within a single Lot. The price payable in respect of each engineering lot shall be as specified in Appendix I and shall be subject to the annual price negotiation referred to in clause 2. For the avoidance of doubt, engineering lots shall not be charged per wafer but per Lot.

    ii)  *

    iii) *


11  QUALITY ASSURANCE/AUDITING

a) ESM shall ensure that their quality assurance/inspection authority is supported by adequate staff proficient in this role.

b) Dialog requires ESM to actively work to maintain of ISO 9002 and QS9000, ESM agrees to support this.

c) Dialog shall have the right to make quality inspections/audits at the ESM manufacturing location(s) at agreed intervals in time. This right shall be extended to Dialog's customers by agreement with ESM, and subject to ESM receiving required confidentiality undertakings from such customers.

d) ESM will provide, upon Dialog's written request during the term of this Agreement, ESM's available reliability and quality data regarding Wafers produced for Dialog for the purpose of maintaining consistent quality and reliability standards for such Wafers.

e) During the term of this Agreement, ESM shall maintain fab and test lot traceability for Wafers manufactured on behalf of Dialog. The parties shall meet annually and agree (agreement not to be unreasonably withheld) which traceability records retained by ESM may be destroyed.

f) ESM will promptly after discovery advise Dialog of defects and/or non-conformity in Wafers already delivered to and/or in lots currently in manufacture for Dialog. During the term of this Agreement, ESM will provide Dialog with written quarterly quality assurance reports regarding Wafers (if any) manufactured on behalf of Dialog in those months.

g) Wafer acceptance with be subject to process control monitor acceptance criteria to be mutually agreed upon on a process-by-process basis. Minimum yield and low yield lot criteria will be negotiated on a product-by-product basis. All accept-reject criteria shall be the agreed upon Wafer Acceptance and Visual Inspection Specifications and all critical dimension and process tolerances shall be solely as agreed upon in writing.

h) Subject to Dialog's obligations with respect to volumes committed under the ordering and forecasting procedures involved, upon receipt of Dialog's written Stop Request, ESM will immediately stop shipment of Wafers which are subject to a suspected failure to meet the criteria specified in the Specification. If ESM is responsible for a proven failure so as to breach the warranties in clause 6, and ESM is not able to correct the matter within forty-five (45) days of receipt of such Stop Request, then subject to the provisions of clause 6(b) to (d) Dialog may exercise its rights under clause 6(a).

i) If Dialog requests, under (h) above ESM to stop delivery of any Wafers which Dialog is obligated to purchase, and the Wafers are determined in good faith by ESM to have been processed in accordance with the applicable Specification, in addition to and without either party waiving any other remedies, Dialog shall pay for completed goods at the purchase order price and payment for work in progress shall be the Wafer Price as amended in accordance with Appendix 3 to make an appropriate but not pro rata calculation based on the relative mask step at which the Wafer(s) were at the time of cancellation.

j) Upon written request from Dialog and subject to satisfactory arrangements for payment to ESM for the reasonable costs involved, ESM will perform failure analysis of Wafers returned to ESM pursuant to ESM's standard return material authorisation procedures. If such analysis shows the existence of material defects in breach of applicable ESM warranties, ESM will not be entitled to payment for the cost of the failure analysis concerning such defects for the specific Wafers which were subject to them.

12 CHANGE NOTICES & ECN PROCEDURES

a) After a Process is Qualified, all changes, which result in changes to electrical or mechanical specifications of the relevant Wafers, in the relevant manufacturing Process and materials used by ESM to fabricate goods provided to Dialog must first be approved by both parties under ESM's ECN procedures. Without limiting the foregoing, during the term of this Agreement



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
    i) ESM shall give Dialog advance written notice of any proposed change(s) ("Proposed Change Notice") in materials and/or to its existing manufacturing process, which, to the best of ESM's knowledge, affect the form, fit, performance, maintainability, operation, function, reliability, interface, interconnectability, compatibility, design rules, models, or size of the chips for Wafers then Qualified and subject to open purchase Orders from Dialog or which would require verification on silicon.

    ii) Such Proposed Change Notice shall describe the nature of the proposed changes(s), including reasons for the change(s), the anticipated schedule for implementation of the change(s), and other relevant technical and logistic considerations, including without limitation quality and reliability data to the extent available.

    iii) Dialog shall approve or disapprove any such proposed change promptly, but in no event may any such change be disapproved later than five (5) business days after receipt of the Proposed Change Notice.

    iv) If Dialog disapproves such proposed change within the five business day period allowed, ESM shall continue to manufacture and deliver to Dialog unchanged Wafers in accordance with this Agreement for a minimum of six
         (6) months from the date ESM issues the Proposed Change Notice.

    v) Upon the expiration of three months after the following Proposed Change Notice, ESM, in its discretion and by then giving a minimum of three months prior written notice to the Dialog, may stop manufacture and delivery of all Wafers involved without liability and thereafter such Wafers shall be deemed removed from Appendix I.

    vi) ESM shall not, without agreement of Dialog, use in engineering experiments or withdraw from the production line for use in engineering experiments Wafers which are in the process of production pursuant to binding purchase Orders placed by Dialog.

b) After successful Qualification Dialog reserves the right to prepare changes to the design of Wafers to be produced for it by ESM, provided however that each such change must be timely documented by Dialog through written change notices and agreed by ESM. Notwithstanding anything to the contrary, after Process Qualification runs for a particular design have been made and approved by ESM and Dialog, any Dialog-requested changes to design, process or materials for such Wafers shall be subject to ESM's consent (which will not be unreasonably withheld) and payment by Dialog of applicable reasonable costs and price increases, if any, related to such change.

c) No additional quality assurance requirements or measurements (whether cv plots, metal step coverage analysis, SEM analysis, or other) will be required except upon ESM's written agreement as to the step or measurement to be performed, and Dialog's commitment to pay ESM's stated costs.

13  CONFORMITY WITH ORDER AND DELIVERY

a) Delivery of orders binding on the parties, under clause 3 will be made ex-works Newport UK (or as otherwise agreed in writing) in accordance with Incoterms 2000.

b) Risk in the Wafers shall pass on delivery notwithstanding that title to the Wafers shall not pass to Dialog until ESM has received payment in full for the Wafers.

c) If at any time Dialog fails to make payment in full of any amount payable to ESM for the Wafers supplied or Dialog becomes insolvent or a receiver is appointed or Dialog is liquidated (except for the purposes of a solvent bona fide amalgamation, reconstruction or other reorganisation), then (provided the relevant Wafers are still in existence and have not been resold) ESM may forthwith enter upon the premises of Dialog for the purpose of repossessing the Wafers supplied in which title has not passed to Dialog up to the value of the Wafers in respect of which payment has not been made and Dialog hereby grants to ESM a license for that purpose.

d) All products must be properly and securely packed and the package marked with Dialog's part number and order number. Dialog will return containers to ESM if previously requested, at ESM's expense.

14  DELAYS

a) Without prejudice to any other rights Dialog may have under this Agreement Dialog has the right to cancel an Order wholly or in part without liability, where the relevant Wafers are not available for collection in accordance with the relevant forecast or other agreed date or on a new date subsequently agreed with Dialog. Dialog will not unreasonably withhold such agreement.

b)  Time shall not be of the essence in relation to this Agreement or any Order.

15  CANCELLATIONS

a) Upon termination of this Agreement or upon Dialog ceasing to require production of a particular Wafer, Dialog undertakes to pay a fair and reasonable price for raw materials purchased by ESM in reliance upon the forecast up to that time and which cannot reasonably be deployed to fulfil the then current requirements of its other customers, up to a maximum of 12 weeks requirement of such stock or material in production against orders with the raw material supplier, calculated on the average consumption of such stock by ESM over the previous 6 months.

16  CONTINUITY OF SUPPLY

a) ESM undertakes to inform Dialog in writing as soon as possible of any plans to suspend or close down manufacturing of Wafers or specific Processes, with a view to permitting Dialog to place consolidated orders for future requirements.

b) ESM shall be entitled to close down manufacture of Wafer or Specific Processes (whereupon the same shall be removed from Appendix 1) provided always that Dialog shall be entitled to place Orders for the relevant Wafers in accordance with and subject to the terms of this Agreement within 6 months of such notice, for delivery within 12 months of the order date.

17  OWNERSHIP OF TOOLING AND IPR

a) All Designs provided by Dialog and used to manufacture Wafers for Dialog shall remain the property of Dialog. Upon receipt of a written request from Dialog, ESM shall deliver to Dialog all such designs in its possession or control.

b) The parties agree that ESM (or its licensor) owns or, as the case may be, shall own all rights in and relating to the Processes used from time to time. Each party shall retain ownership of their respective intellectual property rights (including knowhow) and, without prejudice to the foregoing, Dialog does not assign any of its rights to ESM.

c) ESM is authorised to use Designs produced by Dialog for the purpose of supply Wafers under the terms of this Agreement.

18  FORCE MAJEURE

a) Nether party shall be liable in any circumstances for any failure to perform any of its obligations hereunder if such failure is due to any cause beyond its reasonable control including, without limitation, war, act of God, governmental act, fire or explosion. Non-availability of materials shall be consider Force Majeure.

19  PERIOD OF AGREEMENT

a) This Agreement becomes effective from the date of signing by both parties and, unless terminated earlier in accordance with its terms shall remain in force until * * and shall continue in force thereafter until either party terminates by giving to the other not less than * written notice, such notice to expire on or after * .

20  TERMINATION OF AGREEMENT

a) Either party (the "first party") may, without prejudice to any other rights or remedies it may then have, forthwith terminate this Agreement by written notice to the other in the event that the other is in material breach of any of the provisions hereof provided that the first party shall not be entitled to terminate if (i) the other party remedies such breach within 60 days (or such longer period as the parties may agree) of written notice from the fist party specifying the breach and (ii) within 30 days of receipt of written notice from the first party the other party takes reasonable steps to commence remedy of the relevant breach.

b) Either party may terminate this Agreement forthwith by written notice in the event that the other party, is wound up or goes into liquidation (except for the purposes of a solvent bona fide amalgamation, reconstruction or other reorganisation and in such manner that the company resulting from such reorganisation effectively agrees to be bound by or to assume the obligations imposed on that other party under this Agreement).

21  DUTIES ON TERMINATION

a) Upon termination of this Agreement (other than termination by Dialog pursuant to clause 20(a)), Dialog shall be obligated to accept and pay for all the Wafers which are subject to binding Orders as at the date of termination. If this Agreement is terminated by Dialog under clause 20(a), then Dialog will be entitled either to cancel all Orders for the Wafers not notified to Dialog as available for collection at the time of termination, or to require ESM to fulfil all binding Orders for the Wafers which are outstanding at the date of termination subject to payment by Dialog of the relevant price. Further, if ESM terminates this Agreement in accordance with clause 19, ESM shall be obliged to fulfil all binding Orders for the Wafers which are outstanding at the date of termination, subject to payment by Dialog of the relevant price and in relation to such supply the provisions of this Agreement shall, notwithstanding termination, continue in full force and effect.

b) Following the termination of this Agreement due to notice properly served by Dialog under clause 20(a) ESM shall promptly co-operate with Dialog and provide assistance in the transfer by Dialog to an alternative supplier and shall if requested by Dialog continue to supply Wafers in accordance with the terms hereof (including lead times) for a period not to exceed 3 months and in relation to such supply the provisions of this Agreement shall, notwithstanding termination, continue, full force and effect.

c) For the avoidance of doubt ESM does not grant and shall not be obliged to grant to Dialog or any alternative supplier a right to use any intellectual property rights or know how owned or used by ESM in the production of Wafers (and ESM shall not be obliged to disclose the same) whether for the purpose of Wafer manufacture or otherwise.

d) The expiration or earlier termination of this Agreement will not operate to release either hereto from its obligation under or the effect of clauses 6, 7, 17, 21 to 27, which obligations and provisions will survive such expiration or termination, or from any liability which has already accrued to the other party as of the date of expiration or termination or which may thereafter accrue in respect of any act, omission or default occurring prior to expiration or termination.


22  AMENDMENTS

a) Any amendment to this Agreement has to be made in writing and signed by both parties.


23  ASSIGNMENT

a) Neither of the parties can assign this Agreement in whole or in part to any third party without the prior written consent of the other party.


24  APPLICABLE LAW

a)  This Agreement shall be governed by the laws of England and Wales.


25  DISPUTES

a) Any disputes which arise in respect of matters provided for in this Agreement shall be initially submitted to the Chief Executive of ESM and Dialog's Managing Director for resolution. If such attempt at resolution is not successful within 30 days of such submission the dispute shall subject to the jurisdiction of the courts of England and Wales, to which jurisdiction both parties hereby expressly submit.


26  NOTICE

a) All notices, consents, approvals or other communications hereunder shall be in writing and shall be delivered personally or by registered or certified mail, postage prepaid, or sent by fax, addressed to the relevant party at the following address (or other address for a party as shall be specified by like notice):

    If to ESM to:

    Cardiff Road
    Duffryn
    Newport
    South Wales
    NP9 1YJ

     Attention: The Chief Executive

     Fax: +44 1633 816910

     If to Dialog to:

     Neue Strasse 95
     D-73230, Kirchheim/Tech-Nabern
     Germany

     Attention: The Managing Director

     Fax: 0049 7021 941 410

27   THE ENTIRE AGREEMENT

a) This Agreement supersedes all other agreements between the parties either oral or written and represents the entire agreement between the parties.

b) Save as the parties may agree in writing from time to time (whether in a Statement of Work or otherwise), all Wafers sold by ESM are sold subject to the terms of this Agreement which shall be the sole terms and conditions of any sale by ESM to Dialog. Terms and conditions on Dialog's order for a or other similar document shall not be binding on ESM. Terms and conditions on ESM's quotations or invoices or other similar document shall not be binding on Dialog.

c) For the avoidance of doubt the Agreement between the parties dated 2nd August 1999 relating to supply of Wafers is hereby terminated and each party irrevocably waives any rights against the other (save under clause 6, 7, 8(a) 19(b) and 23(c) thereof in connection with the same).

     ESM LTD.                                DIALOG SEMICONDUCTOR GMBH

     Date: 28th September 2000               Date: 28th September 2000

     Name: Robert C. Wright                  Name: R. Pudelko

     Signature: Robert C. Wright             Signature: R. Pudelko

     Position: CEO                           Position: CEO & President

APPENDIX 1

PART I - WAFERS

    *

PART II - PRODUCTION WAFER PRICING

    *



PART III - PRICING

    *

*

APPENDIX 2  SPECIFICATION

ESM Spec No         Rev       Description
-----------         ---       -----------
*


*

*

APPENDIX 3  WIP PRICE CALCULATION


*

Appendix 4

                                                       Dialog Semiconductor GmbH
                                                                Neue Strasse 95,
                                                       73230 Kircheim unterTeck,
                                                                         Nabern,
                                                                         Germany
                                                                      ("Dialog")

TO:
ESM Limited,
Cardiff Road,
Newport,
NP10 8YJ

Dear Sirs

As you know, ESM and Dialog have entered into an agreement for the supply by ESM of silicon wafers to Dialog (the "Supply Agreement"). Dialog are willing to loan ESM the hardware and software as detailed in the attached appendix (the "Loan Equipment") free of charge for the term of the Supply Agreement (the "Loan Term") on the terms and conditions set out below:

1    THE LOAN EQUIPMENT

     (a) Dialog shall at its expense install the Loan Equipment by way of loan in ESM's Premises.

     (b)  Throughout the Loan Term ESM agrees that:-

          (i) the Loan Equipment will remain the property of Dialog even if it is fixed to ESM's Premises;

          (ii)    it will not seek to assert title in the Loan Equipment;

          (iii) Dialog may place and maintain on the Loan Equipment such plates, marks and numbers as it considers appropriate to indicate that he Loan Equipment is Dialog's property;

          (iv) ESM will permit Dialog or its agents at all reasonable times to inspect the Loan Equipment and for that purpose to enter ESM's Premises or any other premises where the Loan Equipment may be;

          (v) ESM will maintain the Loan Equipment in good order and condition, fair wear and tear only excepted;

          (vi) ESM will use the Loan Equipment in accordance with the relevant operating manual;

          (vii) ESM will insure the Loan Equipment with the interest of Dialog noted on the policy;

          (viii)  ESM will keep the Loan Equipment at ESM's Premises.

    (c) ESM may use the Loan Equipment for probing Wafers to be delivered to any of its customers provided that any such probing of Wafers to be delivered to third parties does not prevent ESM from probing Wafers for delivery to Dialog in accordance with the terms of the Supply Agreement.

2   LOSS OR DAMAGE TO THE LOAN EQUIPMENT

    (a) If the Loan Equipment is damaged during the Loan Term and such damage is covered by an insurance policy and if in the opinion of the insurers it is economic that such damage be made good all insurance monies payable under the said insurance shall be applied in making good such damage.

    (b) If the Loan Equipment is lost, stolen, destroyed or damaged and such loss or damage is covered by insurance and the Loan Equipment is lost or damaged to such an extent as to be in the opinion of the insurers incapable of economic repair all insurance monies payable to ESM under the said insurance shall be paid to Dialog in full and the Loan Period shall come to an end.

    (c) ESM's liability for damage, loss or destruction to the Loan Equipment is limited except where ESM is guilty of gross negligence or wilful default to the amount payable under any insurance policy as set out in clauses 2(a) and (b) above.

3   TERMINATION

    (a) If the Supply Agreement is terminated for any reason then Dialog may immediately terminate the loan of the Loan Equipment and in such event may enter ESM's premises to recover the same if ESM fails to promptly return the Loan Equipment.

4   LAW

    (a) This Letter shall be governed by and construed in accordance with English law, and the parties hereto hereby irrevocably submit to the non-exclusive jurisdiction of the English Courts.

Please confirm your agreement to the terms set out in this letter by signing and returning the attached copy of this Letter.


Yours faithfully


R. Pudelko
-------------
For and on behalf of Dialog
We agree to the above terms



Robert Wright
-------------
Signed for and on behalf of ESM

APPENDIX 5     CONSIGNMENT AGREEMENT

APPENDIX 5(I)  CONSIGNED TEST EQUIPMENT


*


LOAN EQUIPMENT


*


APPENDIX 5(II) CONSIGNED PRODUCTION EQUIPMENT


*

                                                                      [EMS LOGO]

Dialog Semiconductor GmbH
Neue Strasse 95,
73230 Kircheim unter Teck,
Nabern,
Germany
                                                            Cardiff Road
                                                            Newport
                                                            South Wales NPIO BY
                                                            United Kingdom
                                                            Tel (44-1633) 810121
                                                            Fax (44-1633) 810820


Dear Sirs

Agreement dated 28th September 2000 between Dialog Semiconductor GmbH and ESM Limited relating to supply of Wafers (the "Agreement")

We refer to the Agreement.

In consideration of the mutual release in 3 below, the Agreement shall be amended as follows.

1 Appendix 1 of the Agreement shall be replaced by the agreed revised version of Appendix 1 attached hereto.

2 Appendix 5 of the Agreement shall be replaced by the agreed revised version of Appendix 5 attached hereto.

3 The aforesaid amendments shall be deemed to be effective from the date of the Agreement. Each party hereby irrevocably releases the other from its obligations and liability under the Appendices 1 and 5 of the Agreement which were in place prior to the date of this letter.

4   Save as aforesaid the Agreement remains unamended.


                                       1

[GRAPHIC]                    [GRAPHIC]
                          INVESTOR IN PEOPLE          Registered office as above
                                                      Registered in England
                                                      No: 376927

5 This letter of variation shall be governed by and construed in accordance with English law.

Please sign below to indicate your agreement to the above.


                                                     [SIGNATURE]
Signed as deed by ESM Limited                )     ___________________________
acting by a director and its secretary or by   )     Director
two directors                                  )




                                                     [SIGNATURE]

                                                     Secretary or Director


                                                     [SIGNATURE]
Signed as a deed by DIALOG                     )     __________________________
SEMICONDUCTOR GmbH acting by                   )     Director
a director and its secretary or by             )
two directors                                  )
                                                     [SIGNATURE]
                                                     ___________________________
                                                     Vice President Finance
                                                     & Controlling

APPENDIX 1

Part I -- WAFERS

*

Part II -- PRODUCTION WAFER PRICING
*




Part III -- PRICING

*

*

APPENDIX 5     CONSIGNMENT AGREEMENT:

APPENDIX 5(I)  CONSIGNED TEST EQUIPMENT

*



APPENDIX 5(II) PREPAYMENT FOR SECURING CAPACITY

*